Exhibit 99(a)


             IBP FILES AMENDED FINANCIAL STATEMENTS

     Dakota Dunes, South Dakota - March 13, 2001 -- IBP, inc. (NYSE:IBP) today filed amended disclosure statements with the Securities and Exchange Commission (SEC) that reflect revisions resulting from the company's investigation of financial issues at its DFG Foods subsidiary. The amendments also include revisions made in response to SEC comments.

     "Today's filing means IBP has completed the SEC review of all historical periods, leaving only one outstanding issue," according to Larry Shipley, IBP chief financial officer. He noted the one remaining matter involves the non-cash impairment charge to the carrying value of DFG's long-lived assets. "We hope to work through this last item quickly and bring this process to a conclusion." Resolution of the impairment charge will permit final closing and audit activities to be completed, paving the way for release of IBP's fiscal 2000 earnings.

     IBP said that the amended statements filed today involve IBP's Annual Report on Form 10-K for the fiscal year ended December 25, 1999; the Quarterly Reports on Form 10-Q for the 13 weeks ended March 25, 2000, the 26 weeks ended June 24, 2000 and the 39 weeks ended September 23, 2000, respectively; and the Current Report on Form 8-K dated November 3, 2000.

       More specifically, the amendments include the following:

- A restatement to reflect adjustments due to financial misstatements and irregularities at DFG. As previously reported, the restatement involves additional charges totaling $44.9 million. This consists of a $15.5 million pre-tax charge to the fourth quarter of 1999, and a total of $29.4 million in charges in 2000, including $12.0 million in the fourth quarter. These charges increase the cost of products sold and selling, general and administrative expenses for the affected periods.

- A change in accounting treatment of a stock option program from 'fixed accounting' to 'variable plan' accounting principles to recognize expense for certain options granted to officers of the company during the period 1993 to 2000. Early in 1993, upon the recommendation of a well-known compensation consulting firm, certain administrative rules were adopted for the 1993, and subsequently for the 1996, shareholder approved Stock Option Plans. It was determined that these rules, which authorized bonus options under certain circumstances, created a feature that requires the application of 'variable plan' accounting principles, which mandate a compensation charge or credit in the income statement based on the difference between the market value and the exercise price at the end of each period. Previously, the company followed fixed accounting for these options treating the original grants and the bonus grants as two separate grants.

       From 1993 through the third quarter of 2000, the effect of the cumulative compensation charge on net earnings has been approximately $7.3 million. On a quarter-by-quarter basis, the charge against net earnings has been as much as $9.3 million while the credit to net earnings has been as high as $9.4 million. The impact on net earnings in the fourth quarter of 2000 will be an additional $9.5 million; however, the total impact for 2000 will be approximately $9.8 million. All of these compensation charges are non-cash charges.

- Expansion of reportable business segment information for the company, from two segments to five. These new reportable segments are additional disclosures and have no effect on the historical consolidated financial results of prior filings.

- Change in method of accounting for revenue recognition in accordance with new accounting guidance. Effective first quarter of 2000 the company changed its method of accounting for revenue recognition in accordance with Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. As a result of this guidance, the company will recognize revenue upon delivery to customers. Previously, the company had recognized revenue upon shipment to customers. The cumulative effect of the change resulted in a charge to earnings of $2.4 million (net of income taxes of $1.5 million) or $.02 per share. The effect of the change through the nine months ended September 23, 2000 was to decrease net earnings, before the cumulative impact of the accounting change, by $1.7 million or $.02 per share. All public companies were required to adopt this bulletin's guidance in fiscal 2000.

          The SEC's original comment letter, dated December 29, 2000, and received by IBP management during the second week of January 2001, made inquiries regarding various accounting disclosure issues. Approximately half of the SEC's questions dealt with IBP's pending purchase agreement with Rawhide Holdings/DLJ Merchant Banking Partners, which was later terminated when the Tyson merger agreement was reached.

         Many of the questions focused on IBP's acquisition of Corporate Brand Foods America (CBFA) in early 2000, which was accounted for as a pooling transaction. IBP said it has made additional disclosures in the notes to the financial statements filed today; however, it was not required to change its accounting for any acquisition.

         The following table summarizes the effect of the amended filings on 1999 and 2000 results as previously reported.










IBP, inc.
Net Earnings Per Share

Period                     As Previously Reported     Restated
-----------                ----------------------     ---------
1999                       $2.94                      $2.96
EPS - Diluted
-----------------------------------------------------------------
2000 Q1                    $0.16                      $0.13
EPS - Diluted
-----------------------------------------------------------------
2000 Q2                    $0.55                      $0.43
EPS - Diluted
-----------------------------------------------------------------
2000 Q3                    $0.73                      $0.74
EPS - Diluted
-----------------------------------------------------------------
2000 Q3 YTD                $1.44                      $1.30
EPS - Diluted
-----------------------------------------------------------------

                            About IBP
       Headquartered in Dakota Dunes, South Dakota, IBP has more than 60 production sites in North America, joint venture operations in China, Ireland and Russia and sales offices throughout the world.
The company, which generates annual sales of $17 billion, employs over 50,000 people.

Forward Looking Statements
     Certain statements contained in this communication are "forward-looking statements", such as statements relating to future events. These forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Among the factors that may cause actual results to differ materially from those expressed in, or implied by, the statements are the following: (i) the anticipated effect of the above-described restatements and adjustments; (ii) the risk that IBP may not satisfactorily resolve its issues with the SEC; (iii) fluctuations in the cost and availability of raw materials, such as feed grain costs; (iv) changes in the availability and relative costs of labor and contract growers;
(v) market conditions for finished products, including the supply and pricing of alternative proteins; (vi) effectiveness of advertising and marketing programs; (vii) changes in regulations and laws, including changes in accounting standards, environmental laws, and occupational, health and safety laws;
(viii) access to foreign markets together with foreign economic conditions, including currency fluctuations; (ix) the effect of, or changes in, general economic conditions; and (x) adverse results from on-going litigation. IBP undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                          ###

     Contacts: Gary Mickelson, IBP Public Affairs Department
               (605) 235-2061
               Robert Mead, Gavin Anderson & Co.
               (212) 515-1960